SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                               Critical Path, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    22674V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]     Rule 13d-1(b)

       [ ]     Rule 13d-1(c)

       [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 15.

                         (Continued on following pages)



                               Page 1 of 16 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 2 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Mohr, Davidow Ventures V, L.P. ("MDV V")
                      Tax ID Number: 94-3291885
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES
             BENEFICIALLY                     2,418,501  shares,  except that Fifth MDV Partners,  L.L.C.  ("Fifth MDV
             OWNED BY EACH                    Partners"),  the  general  partner  of MDV V, may be deemed to have sole
               REPORTING                      voting power,  and Lawrence G. Mohr,  Jr.  ("Mohr"),  William H. Davidow
                PERSON                        ("Davidow"),   Jonathan   D.   Feiber   ("Feiber"),   Nancy   Schoendorf
                 WITH                         ("Schoendorf") and George Zachary ("Zachary"),  the members of Fifth MDV
                                              Partners, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER

                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              2,418,501 shares, except that Fifth MDV Partners, the general partner of
                                              MDV V, may be deemed to have sole dispositive power, and Mohr,  Davidow,
                                              Feiber,  Schoendorf and Zachary, the members of Fifth MDV Partners,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,418,501
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 3 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               MDV Entrepreneurs'  Network Fund II(A), L.P. ("MDV Entrepreuners'
               Network Fund II(A)")
                      Tax ID Number: 94-3297336
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
               SHARES
            BENEFICIALLY                      85,351  shares,  except  that Fifth MDV  Partners,  L.L.C.  ("Fifth  MDV
            OWNED BY EACH                     Partners"),  the  general  partner of MDV  Entrepreneur's  Network  Fund
              REPORTING                       II(A),  may be deemed to have sole voting  power,  and Lawrence G. Mohr,
               PERSON                         Jr.  ("Mohr"),  William  H.  Davidow  ("Davidow"),  Jonathan  D.  Feiber
                WITH                          ("Feiber"),   Nancy   Schoendorf   ("Schoendorf")   and  George  Zachary
                                              ("Zachary"),  the members of Fifth MDV  Partners,  may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER

                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              85,351 shares,  except that Fifth MDV Partners,  the general  partner of
                                              MDV  Entrepreneur's  Network  Fund  II(A),  may be  deemed  to have sole dispositive power, and Mohr,  Davidow Feiber,  Schoendorf , and Zachary, the members of Fifth MDV Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       85,351
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 4 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             MDV Entrepreneurs'Network Fund II(B), L.P.
            ("MDV Entrepreuners' Network Fund II(B)")
                      Tax ID Number: 94-3297339
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES
             BENEFICIALLY                     117,117  shares,  except  that Fifth MDV  Partners,  L.L.C.  ("Fifth MDV
             OWNED BY EACH                    Partners"),  the  general  partner of MDV  Entrepreneur's  Network  Fund
               REPORTING                      II(B), may be deemed to have sole voting power and Lawrence G. Mohr, Jr.
                PERSON                        ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"),
                 WITH                         Nancy  Schoendorf  ("Schoendorf")  and George Zachary  ("Zachary"),  the
                                              members of Fifth MDV  Partners,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER

                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              117,117 shares,  except that Fifth MDV Partners,  the general partner of
                                              MDV  Entrepreneur's  Network  Fund  II(B),  may be  deemed  to have sole dispositive power and Mohr, Davidow, Feiber, Schoendorf and Zachary, the members of Fifth MDV  Partners,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       117,117
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 5 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Fifth MDV Partners, L.L.C. ("Fifth MDV")
                      Tax ID Number: 94- 3291887
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES
             BENEFICIALLY                     2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351
             OWNED BY EACH                    shares are directly owned by MDV Entrepreneurs'  Network Fund II(A), and
               REPORTING                      117,117  shares are directly  owned by MDV  Entrepreneurs'  Network Fund
                PERSON                        II(B).  Fifth  MDV  Partners,  the  general  partner  of  MDV V and  MDV
                 WITH                         Entrepreneurs' Network Funds II(A) and II(B), may be deemed to have sole voting power, and Mohr,  Davidow,  Feiber,  Schoendorf and Zachary,  the
                                              members of Fifth MDV  Partners,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER

                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 shares are directly owned by MDV Entrepreneurs'  Network Fund II(A), and
                                              117,117  shares are directly  owned by MDV  Entrepreneurs'  Network Fund
                                              II(B).  Fifth  MDV  Partners,  the  general  partner  of  MDV V and  MDV
                                              Entrepreneurs' Network Funds II(A) and II(B), may be deemed to have sole dispositive power and Mohr, Davidow, Feiber, Schoendorf and Zachary, the members of Fifth MDV  Partners,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,620,969
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 6 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                      Lawrence G. Mohr, Jr. ("Mohr")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES
             BENEFICIALLY                     0 shares.
             OWNED BY EACH           -------- ------------------------------------------------------------------------
               REPORTING             6        SHARED VOTING POWER
                PERSON
                 WITH                         2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV  Entrepreneurs'  Network Fund II(B). Mohr is a general partner of Fifth MDV Partners,  the general partner of MDV V and
                                              MDV  Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV  Entrepreneurs'  Network Fund II(B). Mohr is a general partner of Fifth MDV Partners,  the general partner of MDV V and
                                              MDV  Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,620,969
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 7 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                          William H. Davidow ("Davidow")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON
               WITH                           2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs'  Network Fund II(B). Davidow is a general  partner of Fifth MDV Partners,  the general  partner of MDV V and MDV Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs'  Network Fund II(B). Davidow is a general  partner of Fifth MDV Partners,  the general  partner of MDV V and MDV Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,620,969
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 8 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                         Jonathan D. Feiber ("Feiber")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       947 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON
               WITH                           2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs' Network Fund II(B). Feiber is a general partner of Fifth MDV Partners,  the general partner of MDV V and
                                              MDV  Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              947 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs' Network Fund II(B). Feiber is a general partner of Fifth MDV Partners,  the general partner of MDV V and
                                              MDV  Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,621,916
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                   Page 9 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                      Nancy J. Schoendorf ("Schoendorf")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON
               WITH                           2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs' Network Fund II(B).  Schoendorf is a general partner of Fifth MDV Partners, the general partner of MDV V and MDV Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs' Network Fund II(B).  Schoendorf is a general partner of Fifth MDV Partners, the general partner of MDV V and MDV Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,620,969
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 22674V100                                               13 G                  Page 10 of 16 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                      George Zachary ("Zachary")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a)  [ ]          (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON
               WITH                           2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs'  Network Fund II(B). Zachary is a general  partner of Fifth MDV Partners,  the general  partner of MDV V and MDV Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER

                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

                                              2,620,969 shares, of which 2,418,501 are directly owned by MDV V, 85,351 are directly owned by MDV Entrepreneurs'  Network Fund II(A) and 117,117 are directly owned by MDV Entrepreneurs'  Network Fund II(B). Zachary is a general  partner of Fifth MDV Partners,  the general  partner of MDV V and MDV Entrepreneurs'  Network Funds II(A) and II(B), and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,620,969
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILING OUT!

--------------------------                            --------------------------
CUSIP NO. 22674V100                   13 G                Page 11 of 16 Pages
--------------------------                            --------------------------

ITEM 1(a). NAME OF ISSUER:

           Critical Path, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           320 First Street
           San Francisco, California 94105


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Mohr, Davidow Ventures V, L.P., a Delaware limited partnership ("MDV V"), MDV Entrepreneurs' Network Fund II(A), L.P., a Delaware limited partnership, MDV Entrepreneurs' Network Fund II(B ), L.P., a Delaware limited partnership, Fifth MDV Partners, L.L.C. ("Fifth MDV Partners"), a Delaware limited liability company, Lawrence G. Mohr ("Mohr"), William H. Davidow ("Davidow"), Jonathan
           D. Feiber ("Feiber"), Nancy Schoendorf ("Schoendorf") and George Zachary ("Zachary"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           Fifth MDV Partners is the general partner of MDV V and MDV Entrepreneurs' Network Funds II(A) and II(B), and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV V and MDV Entrepreneurs' Network Funds II(A) and II(B). Mohr, Davidow, Feiber, Schoendorf and Zachary are the general partners/managing members of Fifth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV V and MDV Entrepreneurs' Network Funds II(A) and II(B).


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Mohr, Davidow Ventures
           2775 Sand Hill Road, Suite 240
           Menlo Park, California 94025


ITEM 2(c). CITIZENSHIP:

           MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs' Network Fund II(B), are Delaware limited partnerships. Fifth MDV Partners is a Delaware limited liability company. Mohr, Davidow, Feiber, Schoendorf, and Zachary are United States citizens.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           22674V10

--------------------------                            --------------------------
CUSIP NO. 22674V100                   13 G                Page 12 of 16 Pages
--------------------------                            --------------------------


ITEM 3.    Not Applicable


ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               (a) Amount beneficially owned:

               See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

               See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                           See Row 5 of cover page for each Reporting Person.


                           (ii)  Shared power to vote or to direct the vote:

                           See Row 6 of cover page for each Reporting Person.


                           (iii) Sole  power  to  dispose or  to  direct  the
                                 disposition of:

                           See Row 7 of cover page for each Reporting Person.


                           (iv) Shared power to dispose or to direct the disposition of:

                           See Row 8 of cover page for each Reporting Person.

--------------------------                            --------------------------
CUSIP NO. 22674V100                   13 G                Page 13 of 16 Pages
--------------------------                            --------------------------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: Yes

           Not applicable


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs' Network Fund II(B) and the limited liability company agreement of Fifth MDV Partners, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10.   CERTIFICATION:

           Not applicable

--------------------------                            --------------------------
CUSIP NO. 22674V100                   13 G                Page 14 of 16 Pages
--------------------------                            --------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2000


                                      By: /s/  Nancy J. Schoendorf
                                          --------------------------------------
                                          Nancy J. Schoendorf, individually, and
                                          on behalf of MDV V, in her capacity as
                                          a managing member of Fifth MDV
                                          Partners, the general partner of MDV
                                          V, on behalf of MDV Entrepreneurs'
                                          Network Fund II(A) and MDV
                                          Entrepreneurs' Network Fund II(B), in
                                          her capacity as a managing member of
                                          Fifth MDV Partners, and on behalf of
                                          Fifth MDV Partners in her capacity as
                                          a managing member thereof.


                                      By: /s/ William H. Davidow
                                          --------------------------------------
                                          William H. Davidow


                                      By: /s/ Jonathan D. Feiber
                                          --------------------------------------
                                          Jonathan D. Feiber


                                      By: /s/ Lawrence G. Mohr, Jr.
                                          --------------------------------------
                                          Lawrence G. Mohr, Jr.


                                      By: /s/ George Zachary
                                          --------------------------------------
                                          George Zachary

--------------------------                            --------------------------
CUSIP NO. 22674V100                   13 G                Page 15 of 16 Pages
--------------------------                            --------------------------

                                  EXHIBIT INDEX

                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------

Exhibit A: Agreement of Joint Filing                            16

--------------------------                            --------------------------
CUSIP NO. 22674V100                   13 G                Page 16 of 16 Pages
--------------------------                            --------------------------

                                    EXHIBIT A

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Critical Path, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


February 10, 2000


                                      By: /s/  Nancy J. Schoendorf
                                          --------------------------------------
                                          Nancy J. Schoendorf, individually, and
                                          on behalf of MDV V, in her capacity as
                                          a managing member of Fifth MDV
                                          Partners, the general partner of MDV
                                          V, on behalf of MDV Entrepreneurs'
                                          Network Fund II(A) and MDV
                                          Entrepreneurs' Network Fund II(B), in
                                          her capacity as a managing member of
                                          Fifth MDV Partners, and on behalf of
                                          Fifth MDV Partners in her capacity as
                                          a managing member thereof.


                                      By: /s/ William H. Davidow
                                          --------------------------------------
                                          William H. Davidow


                                      By: /s/ Jonathan D. Feiber
                                          --------------------------------------
                                          Jonathan D. Feiber


                                      By: /s/ Lawrence G. Mohr, Jr.
                                          --------------------------------------
                                          Lawrence G. Mohr, Jr.


                                      By: /s/ George Zachary
                                          --------------------------------------
                                          George Zachary